Exhibit 10.3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of                    , by and among ExchangeRight Net Leased Portfolio          DST, a Delaware statutory trust (“DST”), and ExchangeRight Income Fund Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”).

RECITALS

WHEREAS, the Operating Partnership desires to consolidate the ownership of the properties currently owned by DST and certain of its Affiliates;

WHEREAS, prior to the Closing Date (as defined below) the Operating Partnership will form a wholly-owned, member-managed Delaware limited liability company (such entity, “Merger Sub”), which will merge with and into DST in a transaction (the “Merger”), in which the Class 1 Beneficial Interests in DST (the “DST Interests”) will be converted automatically into the right to receive consideration in cash, without interest, or common partnership units in the Operating Partnership (the “OP Units”), pursuant to an election to be made by the holders of DST Interests (each, a “DST Investor”), as provided in this Agreement;

WHEREAS, in accordance with the Delaware Statutory Trust Act (the “Trust Act”) and the Trust Agreement of DST, dated                          ,              (the “DST Agreement”), DST may merge with another entity, subject to the requisite approvals as provided in the Trust Act and the DST Agreement;

WHEREAS, ExchangeRight Real Estate, LLC, a California limited liability company (the “Manager”), acting in its capacity as the sole manager of ExchangeRight Asset Management, LLC, a California limited-liability company (“Asset Manager” and, together with the Manager, the “Management Entities”), acting in its capacity as the sole manager of DST, has authorized and approved the Merger, this Agreement and the other transactions contemplated hereby on substantially the terms described in this Agreement;

WHEREAS,                                          , acting in his capacity as trustee of DST, has authorized and approved the Merger, this Agreement and the other transactions contemplated hereby on substantially the terms described in this Agreement; and

WHEREAS, ExchangeRight Income Fund, a Maryland statutory trust (“EIF”), acting in its capacity as the sole general partner of the Operating Partnership, has authorized and approved the Merger, this Agreement, the issuance of OP Units in connection with the Merger and the other transactions contemplated hereby on substantially the terms described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 THE MERGER. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, Merger Sub shall be merged with and into DST, whereby the separate existence of Merger Sub shall cease, and DST shall continue its existence under the Trust Act.

Section 1.02 EFFECTIVE TIME. At such date and time as may be determined by the Operating Partnership, in its sole and absolute discretion, Merger Sub and DST shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware providing that the Merger shall become effective upon the filing of such Certificate of Merger or at such later date and time set as is set forth therein, which shall not be more than thirty (30) days after the filing of the Certificate of Merger (such time, the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with the relevant provisions of applicable Laws.

Section 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Trust Act and the Delaware Limited Liability Company Act.

Section 1.04 ORGANIZATIONAL DOCUMENTS. At the Effective Time, (i) the certificate of trust of DST, as in effect immediately prior to the Effective Time (the “Certificate of Trust”), shall be the Certificate of Trust of DST until thereafter amended as provided therein or in accordance with the Trust Act, and (ii) the DST Agreement (together with the Certificate of Trust, the “Organizational Documents”), shall be in such form as may be mutually agreed upon by DST and the Lender prior to the Closing (as defined below).

Section 1.05 EFFECT ON SECURITIES.

(a) Under and subject to the terms and conditions of this Agreement, each DST Investor is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Merger, the Merger Consideration (as defined below) in the form of cash or OP Units as set forth in this Section 1.05.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, each DST Interest shall be converted automatically into the right to receive (collectively, the “Merger Consideration”) (i) an amount of cash and/or (ii) a number of OP Units with an aggregate value equal to the Percentage Share (as defined in the DST Agreement) of the Aggregate Value of the DST represented by such DST Interest. The Merger Consideration shall be determined in accordance with Section 1.05(c) and otherwise in accordance with this Agreement and, from and after the Effective Time, each DST Interest so converted into the right to receive the Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such DST Interest so converted shall thereafter cease to have any rights as a beneficial interest holder of DST except the right to receive the Merger Consideration applicable thereto.

(c) Subject to Section 2.03, the amount of cash and/or number of OP Units to be delivered to each DST Investor with respect to his, her or its DST Interest shall be as follows:

(i)

Cash. The Merger Consideration to be received by a DST Investor in the Merger shall be an amount of cash equal to the Aggregate Value of the DST multiplied by the Percentage Share held by such DST Investor immediately before the Effective Time, and the Merger Consideration to be received by a DST Investor in the Merger shall be payable in cash pursuant to this Section 1.05(c)(i) if such DST Investor (A) does not return a fully-executed and completed Election Form on or before the date specified therein; (B) is not, as determined in the sole discretion of the Operating Partnership, an Accredited Investor; or (C) timely returns a fully- executed and completed Election Form indicating such DST Investor’s election to receive the Merger Consideration in the form of cash.

(ii)

OP Units. The Merger Consideration to be received by a DST Investor in the Merger shall be a number of OP Units equal to the Aggregate Value of the DST multiplied by the Percentage Share held by such DST Investor immediately before the Effective Time divided by the Current Offering Price, and the Merger Consideration to be received by a DST Investor in the Merger shall be payable in OP Units pursuant to this Section 1.05(c)(ii) so long as such DST Investor timely returns a fully-executed and completed Election Form indicating such DST Investor’s election to receive the Merger Consideration in the form of OP Units and that such DST Investor is an Accredited Investor; provided, that, if the Operating Partnership has, in its sole discretion, determined that such DST Investor is not an Accredited Investor, such DST Investor shall receive the Merger Consideration solely in cash in accordance with Section 1.05(c)(i).

(iii)

Cash and OP Units. The Merger Consideration to be received by a DST Investor in the Merger shall be (A) a number of OP Units equal to (I) such DST Investor’s Elected OP Unit Percentage multiplied by (II) the Aggregate Value of the DST divided by the Current Offering Price multiplied by (III) the Percentage Share held by such DST Investor immediately before the Effective Time and (B) an amount of cash equal to (I) such DST Investor’s Elected Cash Percentage multiplied by (II) the Aggregate Value of the DST multiplied by (III) the Percentage Share held by such DST Investor immediately before the Effective Time, and the Merger Consideration to be received by a DST Investor in the Merger shall be payable in cash and OP Units pursuant to this Section 1.05(c)(iii) so long as such DST Investor timely returns a fully-executed and completed Election Form indicating such DST Investor’s election to receive the Merger Consideration in the form of OP Units and cash, specifying both the Elected OP Unit Percentage and the Elected Cash Percentage and that such DST Investor is an Accredited Investor; provided, that, if the Operating Partnership has, in its sole discretion, determined that such DST Investor is not an Accredited Investor, such DST Investor shall receive the Merger Consideration solely in cash in accordance with Section 1.05(c)(i).

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, each membership interest in Merger Sub shall be converted automatically into the right to receive an equivalent percentage of DST Interests such that, following the effectiveness of the Merger, the Operating Partnership shall be the sole owner of outstanding DST Interests.

Section 1.06 ADMISSION OF DST INVESTORS AS LIMITED PARTNERS. Each DST Investor that receives OP Units in the Merger shall, upon the recordation by the Operating Partnership of the issuance of such OP Units to such DST Investor, be admitted automatically as a limited partner of the Operating Partnership in accordance with the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership in the form attached hereto as Exhibit A (the “Operating Partnership Agreement”)

Section 1.07 TRANSACTION COSTS. The DST shall bear all costs associated with the Merger and the other transactions contemplated by this Agreement, including, but not limited to, all costs relating to obtaining the consent of the Lender and all legal costs relating to the Loan (as defined in the DST Agreement).

ARTICLE II

CLOSING; TERM OF AGREEMENT

Section 2.01 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 2.05 hereof, and subject to the satisfaction or waiver of the conditions in Article VII and the filing of the Certificate of Merger, the Effective Time shall occur on a date and time selected by the Operating Partnership upon three (3) Business Days’ prior written notice to DST (the “Closing” or the “Closing Date”). The Closing shall take place at the offices of Venable LLP, 750 East Pratt St., Suite 900, Baltimore, Maryland 21202 or such other place as determined by any of the Operating Partnership in its sole discretion.

Section 2.02 PAYMENT OF MERGER CONSIDERATION.

(a) As soon as reasonably practicable after the Effective Time, DST shall deliver to each DST Investor, whose DST Interests have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(a) hereof, the Merger Consideration payable to such holder in the amounts and form provided in Section 1.05(a) hereof.

(b) DST shall not be liable to any holder of a DST Interest for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.03 TAX WITHHOLDING. The Operating Partnership and DST shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of a DST Interest entitled to receive the Merger Consideration pursuant to Section 1.05(a) hereof such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the DST Interest in respect of which such deduction and withholding was made.

Section 2.04 FURTHER ACTION. If, at any time after the Effective Time, the Management Entities shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to carry out this Agreement, and DST shall be authorized to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to otherwise to carry out this Agreement.

Section 2.05 TERM OF THE AGREEMENT. This Agreement shall terminate:

(a) automatically if the Merger shall not have been consummated on or prior to _______, which date may be extended as mutually determined by the parties (such date is hereinafter referred to as the “Outside Date”);

(b) by notice by the Operating Partnership to DST; or

(c) by DST, if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of Operating Partnership or Merger Sub has occurred that would cause any of the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied, which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from DST to Operating Partnership and two (2) Business Days before the Outside Date; provided, that DST shall not have the right to terminate this Agreement pursuant to this Section 2.05(c) if a breach of any representation, warranty or failure to perform any obligation, covenant or agreement on the part of DST that would cause any of the conditions set forth in Section 7.01 or Section 7.03 not to be satisfied shall have occurred and be continuing at the time DST delivers notice of its election to terminate this Agreement pursuant to this Section 2.05(c).

Section 2.06 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership, DST and Merger Sub under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING

PARTNERSHIP

The Operating Partnership hereby represents and warrants to DST as follows:

Section 3.01 ORGANIZATION; AUTHORITY.

(a) The Operating Partnership has been duly formed and is validly existing and in good standing under the laws of the State of Delaware and, subject to the terms set forth herein, has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary. As of the Closing Date, the Operating Partnership Agreement, in substantially the form attached hereto as Exhibit A, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect, except for any amendments thereto or changes therein permitted without the consent of any Limited Partner in accordance with the terms thereof.

(b) Merger Sub will be duly formed, validly existing and in good standing under the Laws of the State of Delaware prior to the Closing Date and, subject to the terms set forth herein, will have, as of the Closing Date, all requisite power and authority to carry out the transactions contemplated hereby, to own, lease and/or operate its property and to carry on its business as then conducted and, to the extent required under applicable Laws, will be qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement by the Operating Partnership have been duly and validly authorized by all necessary partnership actions required of the Operating Partnership. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership and, following its formation, Merger Sub, as applicable, pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership or, following its formation, Merger Sub, as applicable, enforceable against the applicable party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03 CONSENTS AND APPROVALS. No consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership and, following its formation, Merger Sub, as applicable, in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby.

Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement or transaction contemplated hereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the Operating Partnership Agreement, (B) following its formation, the organizational documents of Merger Sub, (C) any agreement, document or instrument to which the Operating Partnership, Merger Sub (following its formation) or any of their respective assets are bound or (D) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership or, following its formation, Merger Sub.

Section 3.05 VALIDITY OF OP UNITS. The OP Units to be issued pursuant to the Merger will have been duly authorized and will be validly issued by the Operating Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DST

DST represents and warrants to the Operating Partnership as follows:

Section 4.01 ORGANIZATION; AUTHORITY. DST has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate any property owned, leased and/or operated by it and to carry on its business as presently conducted. DST, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of a property make such qualification necessary.

Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by DST of this Agreement have been duly and validly authorized by all necessary trust actions required of DST. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of DST pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of DST, each enforceable against DST in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 CAPITALIZATION. All of the issued and outstanding DST Interest are duly authorized and validly issued; and, to the knowledge of DST, are not subject to preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights under the Organizational Documents of or any contract to which DST is a party or otherwise bound, except for such preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights as would not prevent the consummation of the Merger in accordance with this Agreement. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for DST Interests.

Section 4.04 CONSENTS AND APPROVALS. Other than the consent of the Lender, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by DST in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby.

Section 4.05 NO VIOLATION. Subject in all respects to the consent of the Lender, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the Organizational Documents or (B) any agreement, document or instrument to which DST or any of its assets or properties are bound by or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on DST.

Section 4.06 COMPLIANCE WITH LAWS. To the knowledge of DST, DST has conducted its business in compliance with all applicable Laws. To the knowledge of DST, neither DST nor any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement), DST shall use commercially reasonable efforts to conduct its business and operate and maintain its properties in the ordinary course of business consistent with past practice, pay its debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, DST shall not, without the prior written consent of the Operating Partnership, which consent may be withheld by the Operating Partnership in its sole discretion:

(a) (i) other than distributions to holders required by the DST Agreement, declare, set aside or pay any dividends or distributions in respect of DST Interests, except in the ordinary course of business consistent with past practice and in accordance with the Organizational Documents, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any DST Interests or make any other changes to the equity capital structure of DST, or (iii) purchase, redeem or otherwise acquire any DST Interests;

(b) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, DST Interests or any other assets of DST;

(c) amend, modify or terminate any lease, contract or other instruments relating to any property owned by DST, except in the ordinary course of business consistent with past practice;

(d) amend the Organizational Documents;

(e) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(f) materially alter the manner of keeping DST’s books, accounts or records or the accounting practices therein reflected;

(g) make or change any Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(h) terminate or amend any existing insurance policies affecting any property owned by DST that results in a material reduction in insurance coverage for such property;

(i) knowingly violate or permit the violation of, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws; or

(j) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, DST hereby waives and relinquishes all rights and benefits otherwise afforded to DST (a) under the Organizational Documents including, without limitation, any rights of appraisal, buy/sell agreements, put, option or similar parallel exit or dissenter rights and any right to consent to or approve of the sale or contribution or other transaction undertaken by any DST Investor and (b) for claims against the Operating Partnership for breach by any of its present or former officers, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former partners, equity interest holders or Affiliates.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 ELECTION OF FORM OF MERGER CONSIDERATION. Following the date of this Agreement and not less than 20 days before the Closing Date, the Operating Partnership shall prepare and deliver to DST, and DST shall cause to be delivered promptly to each DST Investor, a private placement memorandum describing the election of Merger Consideration available to the DST Investors in connection with the Merger (the “721 PPM”) and a form (the “Election Form”) upon which each eligible DST Investor may elect the form of Merger Consideration to be received pursuant to Section 1.05 hereof (the “Offer”). Each of the Election Form and the 721 PPM each shall be in such form and substance as is reasonably agreeable to the Operating Partnership and DST, and the Election Form shall require each DST Investor to provide, among other things, (i) the name, address and Percentage Share of DST Interests held by such DST Investor, (ii) such DST Investor’s tax basis in his, her or its DST Interests, (iii) a joinder to the Operating Partnership Agreement and such other items necessary to effect such holder’s admission as a limited partner of the Operating Partnership in accordance with the Partnership Act and the Operating Partnership Agreement, and (iv) such other representations, warranties and agreements as the Operating Partnership and DST may determine to be necessary or appropriate. The Operating Partnership shall cause the Offer to remain open to DST Investors for at least 20 Business Days from the date that the 721 PPM and the Election Form are first sent to DST Investors by DST. Each of DST and Operating Partnership shall furnish all information concerning itself, its Affiliates and its beneficial owners or partners to the other party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the 721 PPM and the Election Form. The Operating Partnership shall prepare, as promptly as practicable upon request therefor by DST, any amendments, supplements or updates to the 721 PPM or the Election Form as may be necessary or advisable in connection with the Offer, and DST shall cause any such amendments, supplements or updates to be delivered promptly to each DST Investor. Each of DST and Operating Partnership shall use commercially reasonable efforts to take any action required to be taken under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Offer, and to furnish all information as may be reasonably requested in connection with any such actions.

Section 6.02 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND DST. Each of the Operating Partnership and DST shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party including, but not limited to, the Lender) in connection with the transactions contemplated by this Agreement, (b) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations and (c) completing the Offer.

Section 6.03 WITHHOLDING CERTIFICATE. Prior to Closing, DST shall deliver to the Operating Partnership such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to the Operating Partnership (including any relevant forms or certificates provided to DST by the holders of DST Interests), certifying that the payment of the Merger Consideration is exempt from withholding under Section 1445 of the Code and any similar withholding rules under applicable state, local or foreign Tax Laws.

Section 6.04 TAX TREATMENT OF TRANSACTIONS. DST and the Operating Partnership hereby acknowledge and agree that the transactions contemplated by this Agreement shall, for federal income tax purposes, be treated as follows: (a) with respect to a DST Investor receiving its share of the Merger Consideration in cash pursuant to Section 1.05(c)(i), a taxable sale of an undivided interest (equal to such DST Investor’s Percentage Share) in each property held by the DST by such DST Investor to the Operating Partnership under Section 1001 of the Code; (b) with respect to a DST Investor receiving its share of the Merger Consideration in OP Units pursuant to Section 1.05(c)(ii), a non-taxable transfer of an undivided interest (equal to such DST Investor’s Percentage Share) in each property held by the DST by such DST Investor to the Operating Partnership in exchange for interests in the Operating Partnership under Section 721 of the Code; and (c) with respect to a DST Investor receiving its share of the Merger Consideration in both cash and OP Units pursuant to Section 1.05(c)(iii), a taxable sale of an undivided interest (equal to such DST Investor’s Elected Cash Percentage) in each property held by the DST by such DST Investor to the Operating Partnership under Section 1001 of the Code and a non-taxable transfer of an undivided interest (equal to such DST Investor’s Elected OP Unit Percentage) in each property held by the DST by such DST Investor to the Operating Partnership in exchange for interests in the Operating Partnership under Section 721 of the Code. The Operating Partnership and each DST Investor shall file all tax returns in a manner consistent with the foregoing unless otherwise required by a final, non-appealable determination by an applicable Governmental Authority.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 CONDITION TO EACH PARTY’S OBLIGATIONS. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) NO INJUNCTION. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.

Section 7.02 CONDITIONS TO OBLIGATIONS OF DST. The obligation of DST to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which, except as set forth below, may be waived by DST, in whole or in part):

(a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(b) PERFORMANCE BY THE OPERATING PARTNERSHIP. The Operating Partnership shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.03 CONDITIONS TO OBLIGATION OF THE OPERATING PARTNERSHIP. The obligations of the Operating Partnership to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which, except as set forth below, may be waived by the Operating Partnership, in whole or in part):

(a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of DST contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(b) PERFORMANCE BY DST. DST shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) CONSENTS, ETC. All necessary consents or approvals of Governmental Authorities or third parties (including the Lender) for DST to consummate the transactions contemplated hereby shall have been obtained. This condition requiring the consent of the Lender may not be waived by any party.

(d) NO MATERIAL ADVERSE CHANGE. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of DST and its properties, taken as a whole.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally or transmitted by e-mail, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

if to the Operating Partnership, to:

ExchangeRight Income Fund Operating Partnership

c/o ExchangeRight Real Estate, LLC

1055 E. Colorado Blvd., Suite 310

Pasadena, CA 91106

Attn: ________

if to DST, to:

ExchangeRight Net Least Portfolio ___ DST

c/o ExchangeRight Real Estate, LLC

1055 E. Colorado Blvd., Suite 310

Pasadena, CA 91106

Attn: ________

Section 8.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” shall have the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(a) “Aggregate Value of the DST” means $_________ plus the total amount of reserves as of the Closing Date minus the total amount of the Loan as of the Closing Date minus the total costs associated with the Merger to be deducted from the total amount of Merger Consideration pursuant to Section 1.07 hereof. Such Aggregate Value of the DST reflects an expectation that all properties that are currently open and operating in the normal course of business will still be on the Closing Date. Should the status of any tenants change between the date of this Merger and as of the time of the desired acquisition, the Operating Partnership will have the option to either extend the closing date or adjust the price, as mutually determined by the parties.

(b) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Delaware.

(c) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(d) “Current Offering Price” means the offering price per common share of beneficial interest, par value $0.01 per share, of ExchangeRight Income Fund, a Maryland statutory trust, as of the Effective Date, pursuant to the Private Placement Memorandum of ExchangeRight Essential Income Strategy, dated _______ as amended and supplemented from time to time.

(e) “Elected Cash Percentage” means one minus such DST Investor’s Elected OP Unit Percentage.

(f) “Elected OP Unit Percentage” means a number between zero and one, expressed as a percentage, for which a DST Investor has made an irrevocable election to receive all or a portion of its Percentage Share in the form of OP Units as indicated on the properly completed and timely received Election Form.

(g) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(h) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(i) “Lender” means _____ ______, or any Affiliate thereof.

(j) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(k) “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

Section 8.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. Any signature to this Agreement delivered by electronic facsimile transmission or email PDF scan will be deemed to be delivery of an original signature.

Section 8.04 ENTIRE AGREEMENT;THIRD-PARTY BENEFICIARIES. This Agreement and the Consent Forms to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 8.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 8.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 8.08 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 8.09 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.10 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by DST and to enforce specifically the terms and provisions hereof in the Delaware Court of Chancery, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 8.11 RELEASE. As a material inducement to the Operating Partnership’s willingness to enter into and perform its obligations under this Agreement, DST, on behalf of itself and each Affiliates, assigns and successors in interest (each, a “Releasor”), hereby releases and forever discharges the Operating Partnership, EIF and each of their respective Affiliates, parents, subsidiaries, past, present and future assigns, heirs, executors, administrators, and successors in interest (each, a “Releasee”) from and against any and all causes of actions, claims, liabilities, losses, damages, judgments, penalties, interest, awards, fines, fees, costs or expenses of whatever kind or nature, including reasonable legal, expert and consultant fees, costs and expenses or other claims whatsoever (collectively, “Claims”), whether known or unknown, suspected or unsuspected, foreseeable or unforeseeable, contingent or non-contingent, both at law and in equity, which any Releasor now has, ever had or may hereafter have against any Releasee arising from facts, events or circumstances arising contemporaneously with or prior to the Closing Date. With respect to any matter released pursuant to this Section 8.11, each Releasor hereby expressly waives the benefits of Section 1542 of the California Civil Code (or any law of similar effect) which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

DST acknowledges that it later may discover Claims or facts in addition to or different from those which DST now knows or believes to exist with respect to the subject matter of this Section 8.11 and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, with respect to any matter released pursuant to this Section 8.11, DST hereby waives any and all Claims that might arise as a result of such different or additional Claims or facts.

Section 8.12 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 8.13 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.14 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership, Merger Sub or DST.

Section 8.15 AMENDMENTS. This Agreement may be amended by the mutual written consent of the Operating Partnership and DST.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

EXCHANGERIGHT INCOME FUND OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By: EXCHANGERIGHT INCOME FUND, a Maryland statutory trust, its sole general partner

By:	/S/ Warren Thomas
Name: Warren Thomas
Title: Secretary

EXCHANGERIGHT NET LEASED PORTFOLIO __ DST,
a Delaware statutory trust

By: EXCHANGERIGHT ASSET MANAGEMENT, LLC,
a California limited liability company, its sole manager

By: EXCHANGERIGHT REAL ESTATE, LLC, a California limited liability company, its sole manager

By:	/S/ Warren Thomas
Name: Warren Thomas
Title: Manager

[Signature Page to DST ___ Merger] Agreement]